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As filed with the Securities and Exchange Commission on July 19, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL RECTIFIER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-1528961 (I.R.S. Employer Identification No.)
233 Kansas Street El Segundo, California 90245 (Address of principal executive offices) (Zip Code)
INTERNATIONAL RECTIFIER CORPORATION 1984 STOCK PARTICIPATION PLAN (Full title of the plan)
Donald R. Dancer, Esq. International Rectifier Corporation General Counsel 233 Kansas Street El Segundo, California 90245 (Name and address of agent for service)
(310) 322-3331 (Telephone number, including area code, of agent for service)
Copy to:
Charles S. Kaufman, Esq. Sheppard, Mullin, Richter & Hampton LLP 333 South Hope Street, 48th Floor Los Angeles, California 90071 (213) 620-1780

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common Stock, par value $1.00 per share(1)	1,000,000 shares	$33.78	$33,780,000	$4,280

(1)
Each share of Common Stock is accompanied by a preferred share purchase right pursuant to the Rights Agreement, dated August 14, 1996, as amended, between the Registrant and ChaseMellon Shareholder Services, LLC, as Rights Agent.

(2)
In addition, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issued pursuant to the employee benefit plan described herein as a result of the adjustment provisions thereof.

(3)
Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock as of July 14, 2004, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

        International Rectifier Corporation (the "Company") hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Commission") to register 1,000,000 additional shares of the Company's Common Stock for issuance pursuant to the Company's 1984 Stock Participation Plan (the "Plan"), and such indeterminate number of additional shares as may become available under the Plan as a result of the adjustment provisions thereof. On November 24, 2003, the stockholders of the Company approved an amendment of the Plan, which increased from 1,750,000 to 2,750,000 the number of shares available for issuance pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). These documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, previously filed by the Company with the Commission, are incorporated herein by reference:

  (a)
  The Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2003, filed with the Commission on October 6, 2003;

  (b)
  The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2003, December 31, 2003 and March 31, 2004, filed with the Commission on November 19, 2003, February 18, 2004 and May 18, 2004, respectively:

  (c)
  The Company's Current Reports on From 8-K filed with the Commission on January 21, 2004 and March 22, 2004;

  (d)
  All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report referred to in (a) above; and

  (e)
  The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 17, 1985, and the description of the Company's preferred share purchase rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 21, 1996, and any amendment or report filed for the purpose of updating such descriptions.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any information that is furnished in any document incorporated or deemed to be incorporated by reference herein, but that is not deemed "filed" under the Securities Act or the Exchange Act, is not incorporated by reference herein. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The legal matters addressed in the opinion of counsel attached hereto as Exhibit 5.1 have been passed on for the Company by Donald R. Dancer, Esq., General Counsel of the Company. Mr. Dancer is compensated as an employee of the Company, is the owner of shares of Common Stock, is the holder of options to acquire shares of Common Stock and is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

        As permitted by Section 145 of the General Corporation Law of Delaware, the Company's Bylaws provide for indemnification of directors, employees and agents against expenses (including attorneys' fees) and other amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), in which any such person was or is a party or is threatened to be made a party. However, indemnification is only permitted if (a) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company's best interest and (b) with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the Company, the Company may not indemnify such person in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the Company, unless and only to the extent the court in which such action or suit was brought or the Court of Chancery determines that such person is fairly and reasonably entitled to indemnity for such expense as such court may deem proper. In each case, indemnification will be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the stockholders, unless the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or suit, in which case he will be indemnified without such authorization. The Company's Bylaws (a) require the Company to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon the Company's receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification and (b) permit the Company to advance such expenses to other of the Company's employees and agents upon such terms and conditions specified by the Company's Board of Directors. The advancement of expense, as well as indemnification, pursuant to the Company's Bylaws, is not exclusive of any other rights which those seeking indemnification or advancement of expenses from the Company may have.

        The Company's Certificate of Incorporation eliminates personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as director, except for:

  (i)
  any breach of the duty of loyalty to the Company or its stockholders;

  (ii)
  acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

  (iii)
  liability under Section 174 of the Delaware General Corporation Law relating    to unlawful dividends and stock repurchases; or

  (iv)
  any transaction from which the director derived an improper personal benefit.

        The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liability asserted against such person in any such capacity whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Bylaws. However, the Company maintains liability insurance providing coverage only with respect to claims made against officers and directors and to which they are entitled to be indemnified by the Company.

        The Company has a policy of directors' and officers' liability insurance which insures its directors and officers against the costs of defense, settlement or payment of a judgment under specified circumstances.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation, as amended to date.
3.2	Amended and Restated Bylaws, as amended to date.
4.1
Amended and Restated Rights Agreement between the Company and ChaseMellon Shareholder Services, LLC, dated as of December 15, 1998 (incorporated by reference to Exhibit 4(a) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed with the Commission on October 1, 1999).
4.2
Indenture, dated as of July 19, 2000, between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee, including the form of 4 1/4% Convertible Subordinated Note Due 2007 attached as Exhibit A thereto (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with Commission on July 28, 2000).
4.3
Registration Rights Agreement, dated as of July 19, 2000, by and among the Company, as Issuer, and Morgan Stanley & Co. Incorporated, J.P. Morgan & Co. and Banc of America Securities LLC (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Commission on July 28, 2000).
4.4
International Rectifier Corporation 1984 Stock Participation Plan (as amended as of November 24, 2003) (incorporated by reference to Exhibit A to the Company's definitive Proxy Statement filed with the Commission on October 10, 2003).
5.1	Opinion of Donald R. Dancer, Esq.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Donald R. Dancer, Esq. (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (See page 8).

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on July 19, 2004.

INTERNATIONAL RECTIFIER CORPORATION
By:	/s/ DONALD R. DANCER, ESQ. Donald R. Dancer, Esq., General Counsel

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of INTERNATIONAL RECTIFIER CORPORATION, a Delaware corporation (the "Company"), hereby nominates and appoints Donald R. Dancer, Esq. as his or her agent and attorney-in-fact (the "Agent"), in his or her respective name and in the capacity or capacities indicated below to execute and/or file, with all exhibits thereto, and other documents in connection therewith, (1) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), in connection with the registration under the Act of shares of the Company's Common Stock issuable under the 1984 Stock Participation Plan (including the schedules and all exhibits and other documents filed therewith or constituting a part thereof); and (2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Act to keep such registration statement effective or to terminate its effectiveness.

        Further, the undersigned do hereby authorize and direct such agent and attorney-in-fact to take any and all actions and execute and file any and all documents with the Securities and Exchange Commission (the "SEC"), or state regulatory agencies, necessary, proper or convenient in his opinion to comply with the Act and the rules and regulations or orders of the SEC, or state regulatory agencies, adopted or issued pursuant thereto, including the making of any requests for acceleration of the effective date of said registration statement, to the end that the registration statement of the Company shall become effective under the Act and any other applicable law.

        Finally, each of the undersigned does hereby ratify, confirm and approve each and every act and document which the said appointed agent and attorney-in-fact may take, execute or file pursuant thereto with the same force and effect as though such action had been taken or such documents had been executed or filed by the undersigned respectively.

        This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC LIDOW Eric Lidow	Chairman of the Board	July 19, 2004
/s/ ALEXANDER LIDOW Alexander Lidow	Chief Executive Officer (Principal Executive Officer) and Director	July 19, 2004
/s/ MICHAEL P. MCGEE Michael P. McGee	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2004
/s/ JACK O. VANCE Jack O. Vance	Director	July 19, 2004
/s/ ROCHUS E. VOGT Rochus E. Vogt	Director	July 19, 2004
/s/ JAMES D. PLUMMER James D. Plummer	Director	July 19, 2004
/s/ MINORU MATSUDA Minoru Matsuda	Director	July 19, 2004
/s/ ROBERT S. ATTIYEH Robert S. Attiyeh	Director	July 19, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation, as amended to date.
3.2	Amended and Restated Bylaws, as amended to date.
4.1
Amended and Restated Rights Agreement between the Company and ChaseMellon Shareholder Services, LLC, dated as of December 15, 1998 (incorporated by reference to Exhibit 4(a) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed with the Commission on October 1, 1999).
4.2
Indenture, dated as of July 19, 2000, between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee, including the form of 4 1/4% Convertible Subordinated Note Due 2007 attached as Exhibit A thereto (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with Commission on July 28, 2000).
4.3
Registration Rights Agreement, dated as of July 19, 2000, by and among the Company, as Issuer, and Morgan Stanley & Co. Incorporated, J.P. Morgan & Co. and Banc of America Securities LLC (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Commission on July 28, 2000).
4.4
International Rectifier Corporation 1984 Stock Participation Plan (as amended as of November 24, 2003) (incorporated by reference to Exhibit A to the Company's definitive Proxy Statement filed with the Commission on October 10, 2003).
5.1	Opinion of Donald R. Dancer, Esq.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Donald R. Dancer, Esq. (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (See page 8).

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX